Exhibit 99.1
NEWS RELEASE

Media contact:	Stephanie Hoff, Director of Corporate Communications, (218) 739-8535 or (218) 205-6179
Investor contact:	Loren Hanson, Manager of Investor Relations, (218) 739-8481 or (800) 664-1259

For release: May 6, 2019	Financial Media

Otter Tail Corporation Announces First Quarter Earnings

Reaffirms 2019 Earnings Per Share Guidance Range of $2.10-$2.25

Board of Directors Declared Quarterly Dividend of $0.35 Per Share

FERGUS FALLS, Minnesota - Otter Tail Corporation (Nasdaq: OTTR) today announced financial results for the quarter ended March 31, 2019.

Summary:

●	Consolidated operating revenues increased 2.0% to $246.0 million compared with $241.3 million for the first quarter of 2018.

●	Consolidated net income and diluted earnings per share were $26.3 million and $0.66 per share, respectively, compared with $26.2 million and $0.66 per share for the first quarter of 2018.

●	The corporation reaffirms its 2019 earnings guidance range of $2.10-$2.25 per diluted share.

CEO Overview

“We are pleased with our first quarter financial performance,” said President and CEO Chuck MacFarlane. “Our electric and manufacturing segments increased their quarter-over-quarter net earnings. Our Plastics segment’s first quarter earnings results are in line with our 2019 expectations. These excellent results continue to demonstrate the value of our actions, driven by our strategic initiatives to grow our business, achieve operational and commercial excellence, and develop our talent.”

“We continue to move forward on our 150-megawatt Merricourt wind generation project with the execution of the MISO Generator Interconnection Agreement in the first quarter. Our development partner, EDF Renewable Energy (EDF), also continues to make progress on its closing obligations. We expect to close on the purchase agreement with EDF and begin construction in the last half of 2019. This will be the largest capital investment in the history of our company.

“The first week of February marked two major milestones for Otter Tail Power Company. The first was implementation of its new customer information and billing system. This replaces the previous system that served the company and its customers for 30 years. The second was the energization of the Big Stone South – Ellendale 345 kilovolt (kV) transmission project. This 165-mile project began construction in 2016 and was completed on time, under budget and with an outstanding safety record. Completion of this project enhances the reliability of the regional grid as well as allowing for interconnection of renewable and other generation facilities.

“The South Dakota Public Utilities Commission (SDPUC) approved a settlement on March 1, 2019 addressing all issues of our South Dakota rate case except return on equity. The partial settlement includes approval of a phase-in plan to provide for a return on the amounts invested in the Merricourt wind and Astoria Station generation projects while the projects are under construction. The partial settlement also includes a moratorium on filing another general rate case in South Dakota until the new generation projects have been in service for a year. The partial settlement allowed us to retain the impact of lower tax rates related to the Tax Cuts and Jobs Act from January 1, 2018 through October 17, 2018 when interim rates went into effect. We expect a final determination on our allowed rate of return on equity sometime during the second quarter.

“Otter Tail Power Company continues to benefit from strong rate base growth investments and expects to invest $973 million in capital projects from 2019 through 2023, including regulated investments in renewable and natural gas-fired generation. This results in a projected compounded annual growth rate of approximately 8 percent in utility rate base from year end 2018 through 2023 and is expected to deliver value to customers and shareholders. We continue to make system investments to meet our customers’ expectations, enable us to work smarter, reduce emissions and improve reliability and safety.

“Our Electric segment quarter-over-quarter earnings increased $2.0 million, supported by colder weather and partial settlement of the South Dakota rate case in the first quarter of 2019. Otter Tail Power Company continues to provide a growing and stable base of earnings for our shareholders.

“Our Manufacturing segment earnings increased $0.7 million primarily due to improved performance at BTD Manufacturing, with continued operational improvement at its Georgia plant. Earnings from T.O. Plastics were down due to lower revenues between the quarters and the impact of a partial warehouse roof collapse in March 2019 due to heavy snow.

“As anticipated, our Plastics segment’s first quarter results were lower than our record 2018 first quarter results. First quarter 2019 earnings results were in line with our expectations.

“Our strategic initiatives to grow our businesses, achieve operational and commercial excellence, and develop our talent are strengthening our position in the markets we serve. We are reaffirming our 2019 diluted earnings per share guidance range of $2.10-$2.25.”

Cash Flows and Liquidity

Our consolidated cash provided by operations for the quarter ended March 31, 2019 was $17.1 million compared with $4.6 million for the quarter ended March 31, 2018. The primary reason for the $12.5 million increase in cash provided by operations between the quarters was a $10.0 million decrease in discretionary contributions to the corporation’s funded pension plan. A $13.9 million net increase in cash provided by changes in noncurrent liabilities and deferred credits was mostly offset by a $12.0 million decrease in cash from accounts receivable between the quarters primarily related to an increase in receivables in the first quarter of 2019. We do not expect any issues in collecting the outstanding receivables.

The following table presents the status of the corporation’s lines of credit:

(in thousands)	Line Limit	In Use On March 31, 2019	Restricted due to Outstanding Letters of Credit	Available on March 31, 2019	Available on December 31, 2018
Otter Tail Corporation Credit Agreement	$130,000	$27,742	$--	$102,258	$120,785
Otter Tail Power Company Credit Agreement	170,000	15,859	300	153,841	160,316
Total	$300,000	$43,601	$300	$256,099	$281,101

Both credit agreements are currently in place until October 31, 2023.

Board of Directors Declared Quarterly Dividend

On May 3, 2019 the corporation’s Board of Directors declared a quarterly common stock dividend of $0.35 per share. This dividend is payable June 10, 2019 to shareholders of record on May 15, 2019.

2019 Segment Performance Summary

Electric

	Three Months ended March 31,
($s in thousands)	2019	2018	Change	% Change
Retail Electric Revenues	$113,906	$108,305	$5,601	5.2
Transmission Services Revenues	10,862	11,903	(1,041)	(8.7)
Wholesale Electric Revenues	1,527	1,015	512	50.4
Other Electric Revenues	1,814	1,742	72	4.1
Total Electric Revenues	$128,109	$122,965	$5,144	4.2
Net Income	$18,700	$16,668	$2,032	12.2
Retail Megawatt-hour Sales	1,478,139	1,453,893	24,246	1.7
Heating Degree Days	4,070	3,591	479	13.3

The following table shows heating degree days as a percent of normal.

	Three Months ended March 31,
	2019	2018
Heating Degree Days	119.5%	106.6%

The following table summarizes the estimated effect on diluted earnings per share of the difference in retail kilowatt-hour (kwh) sales under actual weather conditions and expected retail kwh sales under normal weather conditions in the first quarters of 2019 and 2018 and between quarters.

	2019 vs Normal	2018 vs Normal	2019 vs 2018
Effect on Diluted Earnings Per Share	$0.07	$0.02	$0.05

The $5.6 million increase in retail electric revenues includes:

●	A $2.8 million increase in revenues related to increased consumption due to colder weather in the first quarter of 2019, evidenced by the 13.3% increase in heating degree days between the quarters.

●

A $1.5 million increase in retail revenue in South Dakota due to the reversal of an expected refund related to reduced revenue requirements from January 1, 2018 through October 17, 2018 associated with the Tax Cuts and Jobs Act. Refund of this amount is not required under terms of the 2018 South Dakota rate case settlement agreement reached on March 1, 2019.

●	A $1.1 million increase in South Dakota revenues related to an interim rate increase that went into effect on October 18, 2018.

●

A $0.8 million increase in Minnesota Renewable Rider revenues due to increased cost recovery requirements resulting from the expiration of federal Production Tax Credits (PTCs) in November 2018 on Otter Tail Power Company’s Ashtabula wind farm.

●

A $0.7 million increase in Minnesota Transmission Cost Recovery rider revenues related to the recovery of investment and operating costs of the Big Stone South–Ellendale 345kV transmission line energized on February 6, 2019.

●

A $0.4 million increase in retail revenue related to the recovery of increased fuel and purchased power costs. Fuel costs increased due to a 25.4% increase in generation from the higher-fuel-cost Hoot Lake Plant partially offset by a 12.7% decrease in generation from Coyote Station, a lower-fuel-cost generation unit. Increased demand due to the colder weather in 2019 drove market prices for electricity higher which resulted in increased dispatch of Hoot Lake Plant. Coyote Station was taken offline on March 26, 2019 for a planned spring maintenance outage.

partially offset by:

●	A $1.4 million reduction in revenue due to a decrease in kwh sales to industrial and other customers, exclusive of the weather-related increase in retail kwh sales.

●	A $0.3 million decrease in Minnesota Conservation Improvement Program (CIP) cost recovery revenues due to a decrease in CIP expenditures in 2019.

Transmission services revenues decreased $1.0 million mainly due to a $0.9 million decrease in Midwest Independent System Operator tariff revenue related to decreases in levels of recoverable transmission costs incurred.

Wholesale electric revenues increased $0.5 million due to higher wholesale electric prices. While wholesale kwh sales decreased 0.2%, higher wholesale prices resulted in increased revenues and a $0.3 million increase in margins on wholesale energy sales from Otter Tail Power Company’s generating units in the first quarter of 2019 compared with the first quarter of 2018.

Production fuel costs increased $0.2 million due to a 0.5% increase in the cost of fuel per kwh generated and a 0.6% increase in kwhs generated from our fuel-burning plants. As noted above, the increase in fuel costs per kwh generated resulted from a 25.4% increase in generation from the higher-fuel-cost Hoot Lake Plant partially offset by a 12.7% decrease in generation from Coyote Station, a lower-fuel-cost generation unit.

The cost of purchased power to serve retail customers increased $0.4 million. The cost per kwh purchased increased by 8.5% while kwhs purchased decreased 6.3%. Increased system demand driven by colder winter weather in 2019 lead to the increase in wholesale market prices for electricity.

Electric operating and maintenance expense decreased $1.1 million mostly due to lower vegetation maintenance and employee benefit costs.

Depreciation expense increased $0.6 million mainly due to 2018 capital additions.

Income tax expense in the Electric segment increased $2.7 million due to a $6.1 million increase in taxable income and a $1.1 million decrease in federal PTCs due to the expiration of PTCs on Otter Tail Power Company’s Ashtabula wind farm in November 2018.

Manufacturing

	Three Months ended March 31,
(in thousands)	2019	2018	Change	% Change
Operating Revenues	$77,822	$68,662	$9,160	13.3
Net Income	4,842	4,164	678	16.3

BTD’s revenue increase of $10.3 million included growth in parts revenue of $11.4 million related to increased sales in agricultural, construction, recreational vehicle, lawn and garden and industrial equipment end markets. Included in the parts revenue increase is the pass through of higher material costs of $6.3 million, with the remaining increase due to higher sales volume and an increase in pricing unrelated to material cost increases. The increase in parts revenue was partially offset by a $1.2 million decrease in tooling revenues. Revenues from scrap metal sales were essentially flat quarter over quarter, with a 6.8% increase in scrap volume offset by a 6.8% decrease in scrap metal prices. An increase in cost of products sold at BTD of $7.8 million resulted from both the increased sales volume and the $6.3 million in higher material costs passed through to customers.

The $2.5 million increase in gross margins on sales was partially offset by a $1.0 million increase in operating expenses resulting mainly from increases in labor, benefit and recruiting costs for additional employees. BTD’s income before tax increased $1.6 million resulting in increases in income tax expense and net income of $0.4 million and $1.2 million, respectively.

At T.O. Plastics, revenues decreased $1.2 million primarily due to decreased sales of horticultural containers and industrial and life sciences products. The decline in horticultural sales is due to a customer moving some product to a competitor with injection molding capabilities and lower sales to two customers related to the timing of orders. Industrial sales were down due to a customer bringing more production in house. Challenging weather conditions in February were also a factor in weaker sales in the northern region of the United States. Product availability in February and the partial collapse of a section of a warehouse roof in March due to heavy snow also contributed to a slow start in horticultural sales in 2019.

The revenue decrease at T.O. Plastics was partially offset by a $0.6 million decrease in cost of products sold related to the decrease in sales volume partly offset by an increase in unabsorbed labor and overhead costs due to the decrease in production. Operating expenses increased by $0.2 million due to a loss associated with the partial collapse of a section of a warehouse roof in the first quarter of 2019. T.O. Plastics’ income before tax decreased $0.7 million resulting in decreases in income tax expense and net income of $0.2 million and $0.5 million, respectively.

Plastics

	Three Months ended March 31,
(in thousands)	2019	2018	Change	% Change
Operating Revenues	$40,058	$49,653	$(9,595)	(19.3)
Net Income	3,729	6,844	(3,115)	(45.5)

Plastics segment revenues and net income decreased $9.6 million and $3.1 million, respectively, due to a 16.8% decrease in pounds of pipe sold and a 3.1% decrease in polyvinyl chloride (PVC) pipe prices. An overall decrease in quarter-over-quarter sales volume was anticipated. Weather conditions across our sales territory also negatively impacted first quarter 2019 sales. Cost of products sold decreased $5.4 million due to the decrease in sales volume partially offset by a 2.5% increase in the cost per pound of pipe sold. The decrease in pipe prices in combination with the increase in costs per pound of pipe sold resulted in a 19.0% decrease in gross margin per pound of PVC pipe sold. Plastics segment operating and depreciation expenses were essentially unchanged between the quarters resulting in a $4.2 million decrease in segment operating income. Income tax expense decreased $1.1 million due to the decrease in operating income, resulting in a $3.1 million reduction in Plastics segment net income between the quarters.

Corporate

	Three Months ended March 31,
(in thousands)	2019	2018	Change	% Change
Losses before Income Taxes	$2,873	$3,402	$(529)	15.5
Income Tax Savings	(1,926)	(1,941)	15	(0.8)
Net Loss	$947	$1,461	$(514)	(35.2)

Corporate pre-tax costs and net-of-tax losses both decreased $0.5 million mainly due to a $0.6 million increase in the cash value of corporate-owned life insurance which is not subject to income tax expense.

2019 Business Outlook

We anticipate 2019 diluted earnings per share to be in the range of $2.10 to $2.25. We have taken into consideration strategies for improving future operating results, the cyclical nature of some of our businesses and current regulatory factors facing our Electric segment. We expect capital expenditures for 2019 to be $203 million compared with actual cash used for capital expenditures of $105 million in 2018. Our planned expenditures for 2019 include $61 million for the Merricourt wind generation project and $40 million for the planned natural gas-fired electric generation plant near Astoria, South Dakota.

Segment components of our 2019 earnings per share guidance range compared with 2018 actual earnings are as follows.

	2018 EPS by Segment	2019 Guidance February 18, 2019		2019 Guidance May 6, 2019
Diluted Earnings Per Share		Low	High	Low	High
Electric	$1.36	$1.46	$1.49	$1.48	$1.51
Manufacturing	$0.32	$0.37	$0.41	$0.35	$0.39
Plastics	$0.60	$0.44	$0.48	$0.44	$0.48
Corporate	($0.22)	($0.17)	($0.13)	($0.17)	($0.13)
Total	$2.06	$2.10	$2.25	$2.10	$2.25
Return on Equity	11.5%	11.5%	12.3%	11.5%	12.3%

The following items contribute to our earnings guidance for 2019.

●	We expect 2019 Electric segment net income to be higher than 2018 segment net income and are increasing our 2019 guidance range for this segment based on:

o

SDPUC approval of a partial rate-case settlement on March 1, 2019 on all issues in the rate case except return on equity. The business outlook assumes an annual net revenue increase of approximately $2.3 million. The partial settlement also allowed us to retain the impact of lower tax rates related to the Tax Cuts and Jobs Act from January 1, 2018 through October 17, 2018. This outcome favorably impacts 2019 earnings by approximately $0.02 per share.

o

Increases in allowance for funds used during construction (AFUDC) for planned capital projects, including the Merricourt wind generation project, and increases in AFUDC and North Dakota Generation Cost Recovery Rider revenue related to Astoria Station. Both of these projects are expected to begin construction in 2019.

o	Increased revenues from completion of the Big Stone South–Ellendale project and additional transmission investments related to our South Dakota Transmission Reliability project.

o

Decreased operating and maintenance expenses due to decreasing costs of pension, medical, workers compensation and retiree medical benefits. The decrease in pension costs is a result of an increase in the discount rate from 3.90% to 4.50%.

partially offset by:

o	Higher depreciation and property tax expense due to large capital projects being put into service.

o	An extension of the planned outage at Coyote Station due to turbine rotor blade damage that was discovered in the early stages of the planned outage.

●

We still expect 2019 net income from our Manufacturing segment to increase over 2018, but we are lowering the 2019 guidance range for this segment due to first quarter volume softness and the expected impact of the partial collapse and replacement of a warehouse roof at T.O. Plastics. The overall increase in segment earnings in 2019 is based on:

o

Increased sales at BTD driven by growth in the recreational vehicle, lawn and garden and agricultural end markets. Most of this growth is organic with our existing customer base. Scrap revenues are expected to increase as well based on increased volume with scrap prices staying flat between the years.

o	A decrease in earnings from T.O. Plastics mainly driven by the reasons mentioned above.

o	Backlog for the manufacturing companies of approximately $165 million for 2019 compared with $142 million one year ago.

●

We expect 2019 net income from the Plastics segment to be lower than 2018 based on lower expected operating margins in 2019. This is due to expected increasing resin prices on similar sales volumes in 2019 compared to 2018.

●	Corporate costs, net of tax, are expected to be lower in 2019 than in 2018.

CONFERENCE CALL AND WEBCAST

The corporation will host a live webcast on Tuesday, May 7, 2019, at 10:00 a.m. CDT to discuss its financial and operating performance.

The presentation will be posted on our website before the webcast. To access the live webcast, go to www.ottertail.com/presentations.cfm and select “Webcast.” Please allow time prior to the call to visit the site and download any software needed to listen in. An archived copy of the webcast will be available on our website shortly after the call.

If you are interested in asking a question during the live webcast, call 877-312-8789. For listen-only mode, call 866-634-1342.

Risk Factors and Forward-Looking Statements that Could Affect Future Results

The information in this release includes certain forward-looking information, including 2019 expectations, made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Although we believe our expectations are based on reasonable assumptions, actual results may differ materially from those expectations. The following factors, among others, could cause our actual results to differ materially from those discussed in the forward-looking statements:

●	Federal and state environmental regulation could require us to incur substantial capital expenditures and increased operating costs.

●	Volatile financial markets and changes in our debt ratings could restrict our ability to access capital and increase borrowing costs and pension plan and postretirement health care expenses.

●	Any significant impairment of our goodwill would cause a decrease in our asset values and a reduction in our net operating income.

●

The inability of our subsidiaries to provide sufficient earnings and cash flows to allow us to meet our financial obligations and debt covenants and pay dividends to our shareholders could have an adverse effect on us.

●

We rely on our information systems to conduct our business, and failure to protect these systems against security breaches or cyber-attacks could adversely affect our business and results of operations. Additionally, if these systems fail or become unavailable for any significant period, our business could be harmed.

●	Economic conditions could negatively impact our businesses.

●	If we are unable to achieve the organic growth we expect, our financial performance may be adversely affected.

●

Our plans to grow our businesses through capital projects, including infrastructure and new technology additions, or to grow or realign our businesses through acquisitions or dispositions may not be successful, which could result in poor financial performance.

●

We may, from time to time, sell assets to provide capital to fund investments in our electric utility business or for other corporate purposes, which could result in the recognition of a loss on the sale of any assets sold and other potential liabilities. The sale of any of our businesses could expose us to additional risks associated with indemnification obligations under the applicable sales agreements and any related disputes.

●	Significant warranty claims and remediation costs in excess of amounts normally reserved for such items could adversely affect our results of operations and financial condition.

●	We are subject to risks associated with energy markets.

●

Changes in tax laws, as well as judgments and estimates used in the determination of tax-related asset and liability amounts, could materially adversely affect our business, financial condition, results of operations and prospects.

●

Four of our operating companies have single customers that provide a significant portion of the individual operating company’s and the business segment’s revenue. The loss of, or significant reduction in revenue from, any one of these customers would have a significant negative financial impact on the operating company and its business segment and could have a significant negative financial impact on us.

●

We may experience fluctuations in revenues and expenses related to our electric operations, which may cause our financial results to fluctuate and could impair our ability to make distributions to shareholders or scheduled payments on our debt obligations, or to meet covenants under our borrowing agreements.

●	Actions by the regulators of our electric operations could result in rate reductions, lower revenues and earnings or delays in recovering capital expenditures.

●

Our electric operations are subject to an extensive legal and regulatory framework under federal and state laws as well as regulations imposed by other organizations that may have a negative impact on our business and results of operations.

●

Our electric transmission and generation facilities could be vulnerable to cyber and physical attack that could impair our ability to provide electrical service to our customers or disrupt the U.S. bulk power system.

●	Our electric generating facilities are subject to operational risks that could result in unscheduled plant outages, unanticipated operation and maintenance expenses and increased power purchase costs.

●

Changes to regulation of generating plant emissions, including but not limited to carbon dioxide emissions and regional haze regulation under state implementation plans, could affect our operating costs and the costs of supplying electricity to our customers and the economic viability of continued operation of certain of our steam-powered electric plants.

●

Competition from foreign and domestic manufacturers, the price and availability of raw materials, trade policy and tariffs affecting prices and markets for raw material and manufactured products, prices and supply of scrap or recyclable material and general economic conditions could affect the revenues and earnings of our manufacturing businesses.

●

Our plastics operations are highly dependent on a limited number of vendors for PVC resin and a limited supply of PVC resin. The loss of a key vendor, or any interruption or delay in the supply of PVC resin, could result in reduced sales or increased costs for our plastics business.

●	We compete against many other manufacturers of PVC pipe and manufacturers of alternative products. Customers may not distinguish the pipe companies’ products from those of our competitors.

●	Changes in PVC resin prices can negatively affect our plastics business.

For a further discussion of these risk factors and cautionary statements, refer to reports we file with the Securities and Exchange Commission.

About the Corporation: Otter Tail Corporation has interests in diversified operations that include an electric utility and manufacturing businesses. Otter Tail Corporation stock trades on the Nasdaq Global Select Market under the symbol OTTR. The latest investor and corporate information are available at www.ottertail.com. Corporate offices are in Fergus Falls, Minnesota, and Fargo, North Dakota.

See Otter Tail Corporation’s results of operations for the three months ended March 31, 2019 and 2018 in the following financial statements: Consolidated Statements of Income, Consolidated Balance Sheets – Assets, Consolidated Balance Sheets – Liabilities and Equity, and Consolidated Statements of Cash Flows.

# # #

Otter Tail Corporation

Consolidated Statements of Income

In thousands, except share and per share amounts

(not audited)

	Quarter Ended March 31,
	2019	2018
Operating Revenues by Segment
Electric
Revenues from Contracts with Customers	$129,158	$123,840
Changes in Accrued Revenues under Alternative Revenue Programs	(1,049)	(875)
Total Electric Revenues	128,109	122,965
Manufacturing	77,822	68,662
Plastics	40,058	49,653
Intersegment Eliminations	(17)	(14)
Total Operating Revenues	245,972	241,266
Operating Expenses
Fuel and Purchased Power	40,872	40,299
Nonelectric Cost of Products Sold (depreciation included below)	90,582	88,785
Electric Operating and Maintenance Expense	38,382	39,475
Nonelectric Operating and Maintenance Expense	13,477	12,494
Depreciation and Amortization	19,131	18,763
Property Taxes — Electric	3,959	3,835
Total Operating Expenses	206,403	203,651
Operating Income (Loss) by Segment
Electric	30,411	25,434
Manufacturing	6,821	5,894
Plastics	5,142	9,339
Corporate	(2,805)	(3,052)
Total Operating Income	39,569	37,615
Interest Charges	7,826	7,372
Nonservice Cost Components of Postretirement Benefits	1,035	1,417
Other Income	1,244	1,183
Income Tax Expense	5,628	3,794
Net Income (Loss) by Segment
Electric	18,700	16,668
Manufacturing	4,842	4,164
Plastics	3,729	6,844
Corporate	(947)	(1,461)
Net Income	$26,324	$26,215
Average Number of Common Shares Outstanding
Basic	39,657,321	39,550,874
Diluted	39,903,165	39,863,682

Basic Earnings Per Common Share	$0.66	$0.66
Diluted Earnings Per Common Share	$0.66	$0.66

Otter Tail Corporation

Consolidated Balance Sheets

Assets

in thousands

(not audited)

	March 31,	December 31,
	2019	2018

Current Assets
Cash and Cash Equivalents	$891	$861
Accounts Receivable:
Trade—Net	113,144	75,144
Other	8,827	9,741
Inventories	106,732	106,270
Unbilled Receivables	18,928	23,626
Income Taxes Receivable	--	2,439
Regulatory Assets	15,193	17,225
Other	9,986	6,114
Total Current Assets	273,701	241,420

Investments	9,220	8,961
Other Assets	38,653	35,759
Goodwill	37,572	37,572
Other Intangibles—Net	12,154	12,450
Regulatory Assets	133,427	135,257

Right of Use Assets – Operating Leases	20,712	--

Plant
Electric Plant in Service	2,160,321	2,019,721
Nonelectric Operations	231,135	228,120
Construction Work in Progress	49,054	181,626
Total Gross Plant	2,440,510	2,429,467
Less Accumulated Depreciation and Amortization	861,401	848,369
Net Plant	1,579,109	1,581,098
Total	$2,104,548	$2,052,517

Otter Tail Corporation

Consolidated Balance Sheets

Liabilities and Equity

in thousands

(not audited)

	March 31,	December 31,
	2019	2018

Current Liabilities
Short-Term Debt	$43,601	$18,599
Current Maturities of Long-Term Debt	174	172
Accounts Payable	100,496	96,291
Accrued Salaries and Wages	15,139	24,857
Accrued Federal and State Income Taxes	2,459	--
Other Accrued Taxes	18,590	17,287
Regulatory Liabilities	7,787	738
Current Operating Lease Liabilities	3,900	--
Other Accrued Liabilities	8,575	12,149
Total Current Liabilities	200,721	170,093

Pensions Benefit Liability	88,223	98,358
Other Postretirement Benefits Liability	72,456	71,561
Long-Term Operating Lease Liabilities	17,160	--
Other Noncurrent Liabilities	26,354	24,326

Deferred Credits
Deferred Income Taxes	121,863	120,976
Deferred Tax Credits	19,637	19,974
Regulatory Liabilities	225,496	226,469
Other	2,117	1,895
Total Deferred Credits	369,113	369,314

Capitalization
Long-Term Debt—Net	590,022	590,002

Cumulative Preferred Shares	--	--

Cumulative Preference Shares	--	--

Common Equity
Common Shares, Par Value $5 Per Share	198,649	198,324
Premium on Common Shares	342,991	344,250
Retained Earnings	203,619	190,433
Accumulated Other Comprehensive Loss	(4,760)	(4,144)
Total Common Equity	740,499	728,863
Total Capitalization	1,330,521	1,318,865
Total	$2,104,548	$2,052,517

Otter Tail Corporation

Consolidated Statements of Cash Flows

In thousands

(not audited)

	For the Three Months Ended March 31,
In thousands	2019	2018
Cash Flows from Operating Activities
Net Income	$26,324	$26,215
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	19,131	18,763
Deferred Tax Credits	(337)	(354)
Deferred Income Taxes	835	2,901
Change in Deferred Debits and Other Assets	1,464	6,295
Discretionary Contribution to Pension Plan	(10,000)	(20,000)
Change in Noncurrent Liabilities and Deferred Credits	8,787	(5,091)
Allowance for Equity/Other Funds Used During Construction	(330)	(638)
Stock Compensation Expense – Equity Awards	1,796	1,146
Other—Net	375	(284)
Cash (Used for) Provided by Current Assets and Current Liabilities:
Change in Receivables	(37,086)	(25,047)
Change in Inventories	(462)	35
Change in Other Current Assets	128	2,334
Change in Payables and Other Current Liabilities	4,088	(2,798)
Change in Interest and Income Taxes Receivable/Payable	2,437	1,163
Net Cash Provided by Operating Activities	17,150	4,640
Cash Flows from Investing Activities
Capital Expenditures	(24,687)	(23,618)
Proceeds from Disposal of Noncurrent Assets	509	510
Cash Used for Investments and Other Assets	(1,258)	(719)
Net Cash Used in Investing Activities	(25,436)	(23,827)
Cash Flows from Financing Activities
Changes in Checks Written in Excess of Cash	8	2,338
Net Short-Term Borrowings (Repayments)	25,002	(82,052)
Payments for Retirement of Capital Stock	(2,730)	(2,409)
Proceeds from Issuance of Long-Term Debt	--	100,000
Short-Term and Long-Term Debt Issuance Expenses	--	(433)
Payments for Retirement of Long-Term Debt	(42)	(60)
Dividends Paid	(13,922)	(13,292)
Net Cash Provided by Financing Activities	8,316	4,092
Net Change in Cash and Cash Equivalents	30	(15,095)
Cash and Cash Equivalents at Beginning of Period	861	16,216
Cash and Cash Equivalents at End of Period	$891	$1,121